EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into between Sun River Energy, Inc., a Colorado Corporation (the “Company”), and James E. Pennington, a Texas resident (“Employee”) and shall be effective as of January 1, 2011 (the “Effective Date”).

RECITALS:

The Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1. Term of Employment.

Subject to earlier termination in accordance with this Agreement, this Agreement will remain in effect for a period of 3 years from the Effective Date (the “Initial Term”). Provided that this Agreement has not been terminated prior to the expiration of the Initial Term in accordance with the terms contained herein, subsequent to such time, Employee’s employment hereunder shall be automatically continued for successive additional terms of one (1) year each unless written notice of non-renewal is given by either party no less than 60 days prior to the end of the Initial Term or any additional term, as applicable.

Section 2. Responsibilities of Employee.

During the Employment Period, Employee shall serve as General Counsel to the Company. Employee shall report to the CEO and as otherwise required by the Board of Directors. During the Term, Employee shall faithfully, diligently and to the best of his ability perform such duties as are mutually agreed by Employee and the Board of the Company from time to time (which duties shall be consistent with Employee’s role as General Counsel), and shall devote the time necessary to fulfill his duties. Employee shall undertake and assume the responsibility of performing for and on behalf of the Company any and all duties of General Counsel and shall have the duties, functions, responsibilities and authority commensurate with such office as are from time to time delegated to Employee by the CEO and/or the Board of Directors.

All services that Employee may render to the Company or any of its subsidiaries or Affiliates in any capacity during the Employment Period shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

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Section 3. Compensation.

(a)

As compensation for the services to be rendered by Employee for the Company under this Agreement, the Company shall pay Employee during the Employment Period an annual salary of $225,000.00 (“Base Pay”), which amount may be adjusted upward by the Management of the Company, in its sole discretion, from time to time. Such annual salary shall be earned and payable periodically in equal installments in accordance with the Company’s normal payroll practices, including applicable deductions and withholdings. Base Pay will be subject to annual review pursuant to the Company’s normal review policy for other similarly situated Employees of the Company and any changes in Base Pay will be communicated in writing to Employee.

(b)

With respect to stock options, the Company shall issue to Employee Stock Options (“Stock Options”) exercisable into Three Hundred Thousand (300,000) shares of Common Stock of the Company pursuant to the terms of the Sun River Energy, Inc. 2010 Stock Incentive Plan (the “Stock Plan”). The Stock Options shall be cashless and shall be issued to Employee on the Effective Date and shall vest 1/36 each month thereafter (each a “Vesting Date”) so long as Employee is employed by the Company. The exercise price of the Stock Options shall equal the average fair market value of a share of the Company’s common stock on January 12, 2011, the date that Employee began serving as General Counsel to the Company. Further, all 300,000 shares of Common Stock under the Stock Plan shall vest in either of the following events: (i) Employee’s employment with the Company is terminated by the Company for any reason other than Cause; or (ii) a Change in Control (as that term is defined in the Stock Plan) occurs during the Term. Finally, the Company shall cause common stock obtained through the Stock Options to be registered pursuant to the terms of the Stock Plan on Form S-8.

(c)

At the sole discretion of the Management of the Company, the Employee may earn additional stock options and cash bonuses. These additional benefits will be subject to all applicable deductions and withholdings at the discretion of the Management of the Company.

(d)

Further, in consideration for the compensation in paragraphs (a) and (b) commencing on the Effective Date, the Company shall not be obligated to pay for any legal fees invoiced by the Law Offices of James E. Pennington for the months of January or February, 2011; however, the Company shall be required to pay for any expenses invoiced during the aforementioned period.

Section 4. Expenses.

The Company will advance, pay or reimburse Employee, in accordance with the regular policies of the Company, for all pre-approved reasonable and necessary business expenses incurred by Employee in furtherance of or in connection with performing his obligations under this Agreement during the Term and consistent with the Company’s annual budget. Such expenses shall be reimbursed to the extent they are incurred and accounted for in accordance with the policies and practices of the Company as in effect from time to time.

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Section 5. Vacation and Other Benefits.

(a)

During the Employment Period, Employee shall be entitled to three (3) weeks of paid vacation during each twelve-month period commencing on the calendar year beginning January 1, 2011. These three (3) weeks shall vest equally over a 12 month period. Employee shall also be entitled to all paid holidays given by the Company to its employees. Employee agrees to utilize his vacation at such time or times as are:

	i)	(i) consistent with the proper performance of his duties and responsibilities under this Agreement, and

	ii)	(ii) mutually convenient for the Company and Employee.

(b)

During the Employment Period, Employee shall be entitled to participate in all employee group health insurance plans, or other welfare benefit plans, programs, and arrangements provided by the Company from time to time to its employees generally, subject to and on a basis consistent with the terms, conditions, and overall administration (including eligibility and vesting requirements) of such plans, programs, and arrangements. Such plans may include health, dental, retirement or other such programs which may be to the benefit of the Company’s employees.

Section 6. This section was intentionally omitted.

Section 7. This section was intentionally omitted.

Section 8. Termination of Employment.

(a)	Employee’s employment hereunder shall terminate automatically upon his death.

(b)

If the Company determines in good faith that the Disability (as defined herein) of Employee has occurred during the Employment Period, the Company may notify Employee of the Company’s intention to terminate Employee’s employment hereunder for Disability. In such event, Employee’s employment hereunder shall terminate effective on the fifth day following the date such notice of termination is given to Employee. For purposes of this Agreement, the “Disability” of Employee shall be deemed to have occurred if Employee shall have been unable to perform his essential duties hereunder for a period consisting of 90 continuous days within any given period of 365 consecutive days, (excluding any leaves of absence approved by the Board and the number of days of accrued vacation of Employee) as a result of his physical or mental incapacity; provided that, if Employee has a physical or mental impairment that substantially limits one or more major life activities, as defined under the Americans with Disabilities Act, the Company may extend the 90-day period to reasonably accommodate Employee’s impairment.

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(c)	The Company may terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

	(i)	the breach by Employee of his duties as an employee of the Company, which breach is materially detrimental to the Company, monetarily or otherwise,

(ii)

the failure of Employee to comply in any material respect with any written or oral direction of the Board which reasonably relates to the performance of his duties that he is physically able to perform and which would not require him to perform an illegal act or breach any agreement to which the Company is a party,

(iii)

the failure of Employee to substantially perform his duties as an employee after demand for substantial performance is delivered by the Company to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties,

	(iv)	the commission by Employee of any criminal act that constitutes a felony or involves fraud, dishonesty, or moral turpitude,

	(v)	Employee’s failure to render the services to the Company as contemplated under this Agreement as a result of alcohol or drug use,

	(vi)	the taking by Employee of any action, knowing or with reckless disregard that it is adverse in a material respect to the interests of the Company, or its assets,

	(vii)	the willful, material violation by Employee of any employer policies of the Company or its Affiliates, and

	(viii)	the material breach by Employee of any of his material covenants and agreements contained in this Agreement.

With respect to clauses (i), (ii), (iii), and (viii), Cause shall only exist if Employee fails to cure such matter within ten (10) days after receiving written notice from the Company.

(d)	The Company may terminate Employee’s employment hereunder at any time without Cause upon thirty (30) days notice to Employee.

(e)

Employee may terminate his employment hereunder at any time for Good Reason or without Good Reason upon thirty (30) days advance notice to the Company. For purposes of this Agreement, “Good Reason” means:

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(i)	the Company’s failure to timely pay any compensation due to Employee under this Agreement, including failure to provide any stock or stock options due under Section 3;

(ii)	a reduction in Employee’s compensation without Employee’s written consent;

(iii)

the Company’s failure to timely provide resources necessary for the Employee to perform his duties under this agreement, other than (i) a purely monetary failure with respect to an amount less than $5,000, (ii) a failure within Executive’s control or (iii) an isolated, insubstantial or inadvertent failure that is not taken in bad faith;

(iv)

any action by the Company, except as required by law or applicable government regulations, which is specific to the Executive that adversely affects Executive’s ability to perform his duties, or participation in bonus or incentive plans or the Other Benefits; or

(v)

the occurrence of a “Change in Control” as that term is defined in the Company’s 2010 Stock Incentive Plan. Notwithstanding the foregoing, in the event any compensation or benefit provided to the Employee as a result of a Change in Control is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of such Award shall be the definition provided by Section 409A of the Code.

Notwithstanding anything herein to the contrary, Good Reason shall exist only if the Company fails to cure the matter described in clauses (i), (ii), (iii), and (iv) of this Section 8(e) within 30 days after written notice from Employee.

(f)

In the event of the termination of Employee’s employment hereunder (for any reason other than the death of Employee), Employee agrees that if at such time he is a manager or officer of the Company or any of its subsidiaries, he will promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the date of termination.

Section 9. Obligations of Company Upon Termination of Employment.

(a)

If Employee’s employment hereunder is terminated pursuant to Sections 8(a), 8(b) or 8(c), or if Employee terminates his employment without Good Reason, the Company shall pay to Employee, or his estate, trust or similar Person if applicable, on the sixth (6th) day following the Termination Date or the next regularly scheduled pay day of the Company following the Termination Date, (i) any accrued but unpaid Base Salary provided for in Section 3 hereof for services rendered through the Termination Date, (ii) any accrued but unpaid expenses required to be reimbursed under Section 4, (iii) any vacation accrued to the Termination Date, and (iv) any accrued vested Stock Options provided for in Section 3 hereof through the Termination Date. Additionally, Employee may exercise any such options within 90 days of Termination Date.

Initial: JP

(b)

If Employee’s employment hereunder is terminated by the Company for any reason (other than for death or Disability or pursuant to Section 8(c)) or by Employee for Good Reason, the Company shall pay to Employee:

	(i)	on the sixth (6th) day following the Termination Date or the next regularly scheduled pay day of the Company following the Termination Date, respectively,

		(A)	any accrued but unpaid Base Salary provided for in Section 3 hereof for services rendered through the Termination Date,

		(B)	any accrued but unpaid expenses required to be reimbursed under Section 4, and

		(C)	any vacation accrued to the Termination Date, and

(ii)

severance pay in an amount equal to Employee’s Base Salary pursuant to Section 3 for a period beginning on the Termination Date and ending one (1) year from the Termination Date or if the Termination Date occurs in the third (3rd ) year of this Agreement then Employee shall receive his pro- rata Base Salary until the third (3rd ) anniversary of the date of this Agreement. Payments shall be payable in equal monthly installments beginning on the last day of the first month following the Termination Date; provided, however, that none of the benefits payable under Section 9(b)(ii) will be payable unless, and the obligation to pay any severance pursuant to Section 9(b)(ii) shall not accrue until, the Employee has signed and delivered an executed general release, which has become irrevocable, satisfactory to the Company in its reasonable discretion, releasing the Company and its Affiliates and their respective officers, directors, managers, members, partners and employees from any and all claims or potential claims arising from or related to the Employee’s employment or termination of employment, and

	(iii)	all 300,000 shares of common stock under the Stock Option.

Section 10. Withholding Taxes.

The Company shall withhold from any payments to be made to Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

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Section 11. Attorneys’ Fees and Costs.

In the event there is any litigation between the parties hereto with respect to this Agreement, the prevailing party in such litigation shall be entitled to recover all attorneys’ fees and costs incurred by such party in connection with such litigation.

Section 12. Notices.

All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by electronic transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it.

Section 13. Governing Law.

It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas.

Section 14. Assistance in Litigation.

During the Employment Period and for a period of four (4) years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company, or any of its subsidiaries or Affiliates is, or may become, a party. The Company shall reimburse Employee for

(i)	all reasonable, documented out-of-pocket expenses incurred by Employee in rendering such assistance subject to the Company’s reasonable policies regarding the reimbursement of expenses and

(ii)	reasonable compensation for Employee’s time in rendering such assistance if such assistance occurs after the Employment Period.

Section 15. Severability.

The invalidity or unenforceability of any one provision or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the fullest extent permissible by law. Should any one or more of the provisions of this Agreement be held to be excessive, unreasonable, or otherwise unenforceable, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the fullest extent compatible with applicable law.

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Section 16. Survival.

Neither the expiration nor the termination of the term of Employee’s employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Sections 6, 7, 9, and 14 and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of Employee’s employment hereunder.

Section 17. Entire Agreement.

This Agreement, including the schedules attached hereto, contains the entire agreement and understanding by and between the Company and Employee with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

Section 18. Modification.

No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

Section 19. Binding Effect; Assignment; No Third Party Benefit.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that the duties and responsibilities of Employee hereunder may not be assumed by, or delegated to, any other person. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 20. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 21. Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.

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Section 22. Directly or Indirectly.

Where any provision of this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, including actions taken by or on behalf of any Affiliate of such person.

SIGNATURE PAGE — PENNINGTON EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, executed this __ day of March, 2011.

COMPANY:
Sun River Energy, Inc.

By:	/s/Donal R. Schmidt, Jr.
Donal R. Schmidt, Jr., President and CEO

EMPLOYEE:
James E. Pennington

By:	By:/s/James E. Pennington
James E. Pennington

Initial: JP